Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 19, 2006 accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Schick Technologies, Inc. and subsidiary on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Schick Technologies, Inc. and subsidiary on Forms S-8 (File No. 333-46825, effective February 24, 1998, File No. 333-83488, effective February 27, 2002).

/s/ GRANT THORNTON LLP

New York, New York

May 19, 2006